Exhibit 10.11

                               BARON CAPITAL TRUST
                    7809 Cooper Road, Cincinnati, Ohio 45242
                (513) 984-5001 (800) 558-8055 Fax (513) 984-4550

                                    Exhibit A

August 28, 2000

Mr. Robert L. Astorino
President
Baron Capital Trust
7826 Cooper Road
Cincinnati, OH 45242

Re:   Employment Agreement

Dear Mr. Astorino:

The Board of Trust of Baron Capital Trust desires to retain your services as President and Chief Operating Officer for a term beginning August 28, 2000 through December 31, 2001. Your duties during this time will be to direct the field operations staff, develop a strategic plan for the ongoing operations of the Trust's properties, recommend acquisitions, dispositions and workouts to the Board of the Trust, and perform any and all other functions normally associated with the positions you hold.

The Trust, through its operating partnership Baron Capital Properties, L.P. will pay you $175,000 per annum and will incorporate by reference all other benefits, incentives and terms that are contained in your current contract of employment dated December 8, 1997.

The Trust acknowledges that it will receive considerable value from retaining you and your services during this period and will provide you with an incentive payment of $60,000 should you remain in employment through the term of this Agreement which ends December 31, 2001. The Trust recognizes that unforeseen circumstances could develop that would result in your involuntary termination prior to the end of this term, and if such separation occurs, for any reason other than through your gross misconduct, the Trust, through its operating partnership Baron Capital Properties, L.P. shall pay you a lump sum payment of $90,000 on the day that such termination shall occur.

                                            By /s/ James H. Bownas, Trustee
                                            --------------------------------
                                                   James H. Bownas, Trustee

                                            By /s/ Peter M. Dickson, Trustee
                                            --------------------------------
                                                   Peter M. Dickson, Trustee